EXHIBIT 10.2

First Amendment to the Westmoreland Coal Company 2014 Equity Incentive Plan

THIS FIRST AMENDMENT (the “Amendment”), dated as of March 30, 2016, effective as of May 17, 2016, to the Westmoreland Coal Company 2014 Equity Incentive Plan, adopted effective February 20, 2014 (the “Plan”), as approved by the Board of Directors (the “Board”) of Westmoreland Coal Company (the “Company”), is hereby adopted by the Company.

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan;
WHEREAS, subject to certain limitations, Article 12, Section 1, of the Plan gives the Board the authority to amend the Plan;
WHEREAS, the Board has determined that it is in the best interests of the Company, and its subsidiaries, subject to the approval of the Company’s stockholders at the Company’s 2016 Annual Meeting of Stockholders, to amend the Plan to increase the number of shares of common stock of the Company available under the Plan by an additional 350,000 shares from 550,000 shares to 900,000 shares; and
WHEREAS, the Company desires to make the amendment to the Plan described above upon receiving the requisite approval by stockholders.
NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1. The first sentence of Article 3 is amended as follows:
“Subject to adjustment in accordance with Article 10, a total of 900,000 shares of Common Stock will be available for the grant of Awards under the Plan (all of which are eligible for issuance under Incentive Stock Options).”
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Except as expressly amended herein, the Plan remains in full force and effect in accordance with its terms.